English Translation of Chinese Language Document

 [English translations for reference only]
Exhibit 10.26

Project of Jinjiang Technological Plan Contract

This contract is entered into by and between Science and Technology Bureau of Jinjiang  City and Guanke (Fujian) Electron Technological Industry Co Ltd (“Guanke”) on January 4, 2007.

The two parties, for the mutual benefit, agree that

-	Guanke shall develop LCD related technologies and products each year
-	Guanke shall use the government subsidies for research and development purposes only;
-	The Science and Technology Bureau of Jinjiang City has right to inspect the execution of the Contract and review the usage of the subsidies, review and agreeable with the technologies and products;
-	Technologies developed under this Contract shall be deemed as state-owned assets; provided, however, Guanke shall have the perpetual right to use and license them.

To compensate for Guanke’s research and development efforts, the Science and Technology Bureau of  Jinjiang City agrees to provide government subsidies in the total amount of RMB100 million in annual installments.

The Science and Technology Bureau of Jinjiang City will conduct annual inspection on Guanke’s performance of the Contract. Disputes arising from the contract shall be submitted to a mutually agreed arbitration tribunal.

The contract is governed by the laws of the People’s Republic of China.

By and between

Science and Technology Bureau of Jinjiang City	Guanke (Fujian) Electron Technological Industry Co Ltd